Exhibit 10.2

May 28, 2010

PERSONAL AND CONFIDENTIAL

Stephen J. Gold

RE: SEPARATION OF EMPLOYMENT

Dear Steve:

This Agreement, along with the General Release of Claims and Agreement (the “Release”), in favor of GSI Commerce, Inc. (the “Company”) attached hereto as Exhibit “A” (collectively, the “Agreement”), sets forth the terms of the agreement between you and the Company relating to the termination of your employment resulting from your resignation from the Company.

Your employment termination will be administered as follows.

1. Separation Date: Your employment with the Company, along with any and all of its parents, subsidiaries or affiliates, will terminate effective as of May 21, 2010 (the “Separation Date”).

2. Severance Payments: Subject to your signature and return of this Agreement, as well as your signature and return of General Release of Claims and Agreement which is attached hereto as Exhibit “A”, you will be entitled to receive Severance Payments equal to $770,707.69, subject to standard payroll deductions and withholdings (the “Severance Payments”). In accordance with the requirements of Section 11(b) below (which generally requires severance payments to a specified employee be delayed for six months), the first Severance Payment will be paid on the first payroll date following the last day of the sixth month following the Separation Date and shall consist of all Severance Payments that would have been paid to you during such six-month period as if no such six-month delay were required. Thereafter, the Severance Payments shall be paid to you in bi-weekly installments of $15,538.46 for the remainder of the Severance Payments. This is to confirm that you have no obligation to repay to the Company any bonus amounts previously paid to you. The Company releases and forever discharges you from any and all claims or causes of action, known or unknown, based on any fact, circumstance or event involving your performance of your normal duties with Employer existing at or prior to the execution of this Agreement.

3. Expense Reimbursement: You will be reimbursed for all ordinary, necessary and reasonable business expenses incurred by you through the Separation Date, provided that you submit such expenses in a timely fashion, and provided that such expenses comply with the Company’s regular business policies and practices regarding business expense reimbursement. Any applicable reimbursement payments will be made in the timeframe set forth in the Company’s policy, generally within 45 days of approval by the appropriate supervisor, and in any event, in accordance with the requirements of Section 11(c) below.

4. Release of Claims: As a condition of receiving the Severance Payments and other benefits described in this Agreement, you must sign and return to the Company the Release. The Release will take effect in accordance with its terms, provided you execute the Release during the sixty (60) day period and do not revoke the Release. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of your execution of the Release, directly or indirectly, result in you designating the calendar year of payment, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year. You will not be eligible for, and will not receive the Severance Payments and any other benefits described in this Agreement if you do not sign the Release and return it to the Company at 935 First Avenue, King of Prussia, PA 19406, Attention: Jim Flanagan, Human Resources. Likewise, you will not receive the Severance Payments or any other benefits described in this Agreement if you revoke this Agreement.

935 First Avenue  King of Prussia, PA 19406   gsicommerce.com   P 610.265.3229  F 610.265.2866

5. Health Insurance:

(a) COBRA To the extent provided by the Federal COBRA Law, or any applicable State insurance laws, and by the then current group health insurance policies/plans in which you are participating (the “Company Health Plans”), you are eligible to continue to participate in the Company Health Plans at your own expense. However, if you timely elect to participate in COBRA and pay the applicable COBRA premiums directly to the insurance company and/or third-party administrator, for the first 18 months following the Separation Date (the “Initial COBRA Period”), the Company will reimburse you for the amount equal to the monthly health insurance premiums at the rate the Company paid during your last month of employment under the Company Health Plans, less the employee portion of the premiums that you would have paid if you had continued employment with the Company for such period (“Company Reimbursement Amount”); provided that the Company shall discontinue payment of the Company Reimbursement Amounts prior to the end of the Initial COBRA Period if you elect to discontinue COBRA coverage, if you fail to pay the applicable COBRA premiums or if you have available substantially similar benefits from a subsequent employer. It is your responsibility to enroll in COBRA if you wish to receive COBRA coverage; the Company will not enroll you in COBRA automatically.

(b) After COBRA If you do not obtain other healthcare coverage during the Initial COBRA Period, and the Company is unable under applicable law or the Company Health Plans to continue to provide such coverage after the Initial COBRA Period, the Company will use all commercially reasonable efforts to help you obtain comparable healthcare coverage from another plan or provider for the 18 month period following the end of the Initial COBRA Period (the “Subsequent Coverage Period”), or if earlier, until you obtain other health care coverage, the premiums of which shall be paid by you at your own expense. During the first 6 months of the Subsequent Coverage Period, the Company will reimburse you for an amount equal to the monthly premium amount minus your employee portion of $490.09 (the “Subsequent Coverage Reimbursement”) after you have paid the full monthly amount due. During the last 12 months of the Subsequent Coverage Period, the Company will continue to reimburse you for the Subsequent Coverage Reimbursement on the first business day of each calendar month. The Company shall discontinue payment of the Company Reimbursement Amounts prior to the end of the Subsequent Coverage Period if you fail to pay the applicable premiums or if you have available substantially similar benefits from a subsequent employer.

6. Employee Obligations: After the Separation Date, you acknowledge your continuing obligation, pursuant to your offer letter dated January 31, 2005, not to use or disclose any confidential information of the Company or any of its parents, subsidiaries or affiliates, not to solicit the employment of any of the employees of the Company for a period of one year from your Separation Date, and not to engage in a business competitive with the Company or any of its parents, subsidiaries or affiliates for a period of one year from your Separation Date. You also acknowledge that the Company has received confidential or proprietary information (“Third-Party Information”) from third-parties, subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. As additional consideration for the Severance Payments and benefits you are receiving by virtue of this Agreement, you agree to hold all third-party information in the strictest confidence, not to disclose such information to anyone (other than to authorized Company personnel) or to use any such third-party information in any manner unless expressly authorized to do so by an officer of the Company, in writing.

7. Withholding/Taxes: By executing this Agreement, you acknowledge that the Company may withhold from all amounts payable to you under this Agreement such amounts that are necessary to satisfy the Company’s withholding obligations with regard to payments to you, and you are solely responsible for all taxes that result from your receipt of the amounts payable to you under this Agreement, including any taxes or penalties imposed under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

8. Confidentiality: You expressly agree not to disclose the terms or provisions of this Agreement to anyone other than your attorney(s), financial advisor(s) and immediate family members, all of whom shall be fully informed of, and fully bound by, the confidentiality provisions of this Agreement. In the event that you are required by law to disclose any portion of this Agreement to other persons or parties, in which event you hereby expressly agree to limit such disclosure to the terms and provisions which you are bound by law to disclose.

9. Entire Agreement: This Agreement, the General Release of Claims and Agreement attached hereto as Exhibit “A”, the Employee Agreement, and any written Equity Agreement existing between you and the Company comprise the full, complete, total and exclusive statement of terms between you and the Company with regard to this subject matter, and shall supersede any other agreements or promises made to you by the Company, whether oral or written, and same cannot be modified, supplemented or amended, unless reduced to writing and signed by a duly authorized officer of the Company.

10. Invalidity of Individual Provisions: If any portion or provision of this Agreement shall be held to be invalid, illegal, unenforceable or in conflict with the law of any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and the remainder of the Agreement shall continue in full force and effect.

11. Section 409A of the Code.

(a) Compliance with Section 409A of the Code. This Agreement shall be interpreted to avoid any penalty sanctions under Section 409A of the Code. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of Section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” within the meaning of such term under Section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event shall you, directly or indirectly, designate the calendar year of payment.

(b) Six-Month Delay. Severance Payments payable under this Agreement will be subject to the distribution requirements of Section 409A(a)(2)(A) of the Code, including, without limitation, the requirement of Section 409A(a)(2)(B)(i) of the Code that payment of the Severance Payments be delayed for six months after separation from service since you are a “specified employee” within the meaning of Section 409A of the Code at the time of your separation from service. If you die during the postponement period prior to the payment of postponed amount, the amounts withheld on account of Section 409A of the Code shall be paid to the personal representative of your estate within 60 days after the date of your death.

(c) Reimbursements. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

Please indicate your agreement with the foregoing by signing this Agreement where indicated below.

Sincerely,

/s/ Michael G Rubin

Signature

Name: Michael G. Rubin

Title: CEO and President

Intending to be legally bound hereby, and in consideration of the mutual covenants and agreements contained herein, the undersigned hereby consents and agrees to the terms of this Agreement, in their entirety.

/s/ Stephen J. Gold

Stephen J. Gold

Date:	5/28/10

EXHIBIT “A”

GENERAL RELEASE OF CLAIMS AND AGREEMENT

I understand that I am not entitled to the Severance Payment(s) and other benefits described herein upon my termination of employment with GSI Commerce, Inc. (the “Company”) unless I sign this General Release of Claims and Agreement, and return it to the Company’s designated representative, as directed herein.

1. I hereby acknowledge that my at-will employment with the Company has terminated. In exchange for the Severance Payments described herein, I am entering into this General Release of Claims and Agreement (the “Agreement”) and agree to be bound by the promises made herein.

2. In consideration of this General Release of Claims and Agreement, the Company will provide me the Severance Payments and other benefits described in the letter agreement to me dated May 28, 2010 (the “Letter Agreement”). The Severance Payments shall be payable as set forth in Section 2 of the Letter Agreement and in accordance with Section 409A as set forth in Section 11 of the Letter Agreement. The Company will issue an IRS tax form W-2 to reflect the Severance Payments.

3. I understand and acknowledge that I will receive no other wages, bonus, severance or other payments or benefits from the Company, other than those set forth in this Agreement.

4. Except as otherwise provided in this Agreement, I hereby release, acquit and forever discharge the Company, its parents (including, but not limited to, GSI Commerce, Inc. (“GSI”)), subsidiaries and affiliates, as well as their respective officers, directors, agents, servants, employees, attorneys, stockholders, successors, heirs, assigns and affiliates, and the officers, directors, agents, servants, employees, attorneys, and stockholders of any successor, heir, assign, or affiliate of the Company, or a parent or subsidiary of the Company, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations, of every kind and nature, in law, in equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of, or in any way related to, agreements, events, actions, inactions or conduct, at any time prior to and including the execution date of this Agreement, including, but not limited to, all such claims and demands directly or indirectly arising out of, or in any way connected with, my employment with the Company, or the termination of that employment; claims or demands related to stock, stock options, or any other ownership interest in the Company; claims pursuant to any Federal, State, County or Municipal law, statute or cause of action, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990 (“ADA”), the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the Older Workers’ Benefit Protection Act, Pennsylvania Human Relations Act, tort law, contract law, wrongful discharge, discrimination, harassment, fraud, defamation, emotional distress, and breaches of the implied covenants of good faith and fair dealing. This release does not apply to any claims I may have for:

a. unemployment or any State disability insurance benefits pursuant to the terms of applicable State law;

b. workers’ compensation insurance benefits under the terms of any workers’ compensation insurance policy or fund;

c. benefits under the GSI 401(k) Plan; and

d. the continued participation in certain of the Company’s group benefit plans pursuant to the Federal law known as COBRA.

5. I hereby acknowledge and agree that: (a) I am knowingly and voluntarily entering into this Agreement; (b) I have read and understand the provisions of this Agreement; (c) the consideration given for my agreements herein, including the waiver and release in Paragraph 4 hereof, is in addition to anything of value to which I was already entitled and is satisfactory and adequate in exchange for my promises and release contained herein; (d) I intend to be legally bound by the terms and conditions of this Agreement; and (e) I am hereby advised that I have the right, and have been provided the opportunity, to consult with an attorney prior to signing this Agreement.

6. I hereby specifically acknowledge and agree that I am knowingly and voluntarily waiving and releasing any and all rights I may have under the Age Discrimination in Employment Act (“ADEA”), which prohibits age discrimination in employment. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release does not apply to any rights or claims that may arise after the signing of this Agreement; (b) I have been advised hereby that I have the right to consult with an attorney prior to signing this Agreement; (c) I have forty-five (45) days to consider this Agreement, although I may choose to voluntarily sign this Agreement earlier; (d) I have seven (7) days following the signing of this Agreement in which to revoke the Agreement; and (e) this Agreement shall not become effective until the date upon which the revocation period has expired, which shall be the eighth day after this Agreement is signed by me, provided that the Company has also signed this Agreement by that date (the “Effective Date”).

7. I hereby agree that this Agreement forms the complete and exclusive statement of terms between me and the Company with respect to this subject matter, and that this Agreement supersedes any other agreements or promises made to me by anyone, whether oral or written, on this subject, unless otherwise stated in this Agreement. In executing this Agreement, I am not now relying, and have not previously relied upon, any representation(s) by the Company or its agents, except as expressly contained in this Agreement.

8. I hereby represent and warrant that I have returned to the Company all documents (and all copies thereof) and other property of the Company, and GSI, that I have had in my possession at any time, including, but not limited to, files, notes, drawings, records, business plans and forecasts, financial information, specifications, electronically and/or digitally recorded information, tangible property, including, but not limited to, computers, credit cards, entry cards, computer access codes, computer programs, identification badges and keys, and any and all materials, of any kind or nature, that contain or embody any proprietary or confidential information of the Company, or GSI, (and that I have not retained any reproductions thereof).

9. If one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid or unenforceable, such provision or provisions may be modified by any appropriate judicial body so that it/they becomes valid and enforceable and, if any provision is judicially stricken or removed, the remaining provisions of this Agreement shall remain valid, enforceable and unaffected thereby.

10. This Agreement is made and entered into within the laws of the state in which the Company office where I worked was located (the “State Laws”), and shall in all respects be interpreted, enforced and governed under the State Laws.

11. This Agreement cannot be modified or amended except in a writing signed by a duly authorized officer of the Company.

/s/ Stephen J. Gold

Stephen J. Gold

		Date:	5/28/10

AGREED ON BEHALF OF THE COMPANY:

By:	/s/ Michael G. Rubin

Signature

Name: Michael Rubin

Title: CEO and President